Verbal Agreement

Date: April 15th, 2016

The director and sole officer of Clancy Corp. Iryna Kologrim confirms in this verbal agreement to grant a loan to Clancy Corp. if company needs funds for its operation and payment of liabilities in the amount of forty thousand (40,000) US dollars. The loan amount has no interest and should be considered unsafe without a maturity date.

Authorized signatures of Clancy Corp. and Iryna Kologrim:

__/s/ Iryna Kologrim_____________________